Exhibit 10.34

RETENTION AGREEMENT

This AGREEMENT is made as of November 4, 2011, by and between Parkway Properties, Inc., a Maryland corporation (the “Company”), and Mandy M. Pope (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) believes it is in the best interests of the Company to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks in the event Executive terminates her employment for Good Reason (as defined below) or is terminated by the Company without Cause (as defined below) and to encourage the Executive’s full attention and dedication to the Company currently, and to provide the Executive with compensation and benefits arrangements upon such termination which ensure that the compensation and benefits expectations of the Executive will be satisfied; and

WHEREAS, the Executive currently serves as Executive Vice President and Chief Accounting Officer of the Company; and

WHEREAS, the Board has approved this Agreement and authorized its execution and delivery on the Company’s behalf to the Executive.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term.  The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2013 (the “Term”).

2. Certain Definitions.

(a) “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by the Company other than for Cause or by the Executive other than for Good Reason, the date on which the Company or the Executive notifies the other of such termination, as the case may be.

3. Termination of Employment.

(a) Good Reason.  The Executive may terminate her employment during the Term for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) the assignment to the Executive during the Term of any duties materially inconsistent with the Executive’s position (including status, offices, titles, reporting requirements, authority, duties or responsibilities), or any other action that results in a material diminution in the Executive’s authority, duties, or responsibilities;

(ii) a material reduction by the Company in the Executive’s base salary in effect immediately before the Term or as increased from time to time thereafter;

(iii) a material reduction by the Company in the Executive’s annual bonus opportunity or in the target level for such bonus or in the level of the Executive’s long term equity incentive, as compared to such opportunity or level in effect immediately before the beginning of the Term;

(iv) a failure by the Company to maintain health benefit plans available to the Executive and the Executive’s family that provide benefits at least as beneficial as those provided under the plans in which the Executive participated immediately before the date of this Agreement, or any action taken by the Company that would adversely affect the Executive’s participation in such plans, which failure or action reduces the value to the Executive of such health benefit plans to the extent that the reduction in value, if measured as a portion of the Executive’s base salary, would be material, provided the Company does not increase the Executive’s base salary to make up for such reduction in value to the Executive;

(v) a material diminution during the Term in any budget over which the Executive retains authority;

(vi) the Company’s requiring the Executive, without the Executive’s written consent, to be based at any office or location materially distant from the Executive’s office location immediately before the date of this Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities;

(vii) any purported termination by the Company of the Executive’s employment for Cause otherwise than as referred to in Section 3(c) of this Agreement; or

(viii) any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated by Section 9(c) of this Agreement,

provided, however, that Good Reason shall not exist unless the Executive gives notice to the Company of the existence of a condition described in paragraph (i), (ii), (iii), (iv), (v), (vii), or (viii) within 90 days of the initial existence of the condition, and the Company does not remedy the condition within 30 days of receipt of notice from the Executive.  The intent of the use of the terms “materially” and “material” to qualify the conditions described in clauses (i) through (vi) above is to assure that a termination for Good Reason shall be considered for purposes of the regulations under section 409A of the Code as an involuntary separation from service; the terms materially and material shall be construed accordingly, and without requiring any greater negative change to the aspect of the Executive’s employment described in the relevant clause above than would be required to fulfill the intent of the use of the terms materially and material as described in this sentence.

(b) Without Good Reason.  The Executive may terminate her employment during the Term without Good Reason.

(c) Cause.  The Company may terminate the Executive’s employment during the Term for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the continued failure by the Executive to perform material responsibilities and duties toward the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that Cause shall not include the Executive’s lack of professional qualifications, or (v) the Executive’s violation of any of the terms of this Agreement, including, without limitation, Section 6(b) and (c).  For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.  The Executive’s employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, (B) a reasonable opportunity, at any time during the 30-day period after the Executive’s receipt of such notice, for the Executive, together with the Executive’s counsel, to be heard before the Board, and (C) a Notice of Termination (as defined in Section 4 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii), or (iv) of the first sentence of this Section 3(c).

(d) Without Cause.  The Company may terminate the Executive other than for Cause.

4. Notice of Termination.  Any termination of Executive’s employment by the Company for or without Cause, or by the Executive for or without Good Reason, shall be communicated by a Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) states the Date of Termination, if other than the date of receipt of such notice (but any other date shall be not more than thirty days after the giving of such notice).  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5. Obligations of the Company upon Termination.

(a) Good Reason or Without Cause.  If the Executive’s employment is terminated by Executive for Good Reason, or by the Company without Cause, then (1) the Executive shall resign all positions with the Company and its subsidiaries and affiliates, (2) the Company shall promptly deliver to the Executive a waiver and release in form and substance satisfactory to the Company, whereby, in general, the Executive releases the Company from all claims the Executive may have against the Company (other than claims to provide the severance benefits provided for in this Agreement) (the “Waiver and Release”); and (3) the Company shall pay to the Executive the following, which includes sums of money and benefits that the Executive is not otherwise entitled to receive:

(i) Regardless of whether the Executive signs and does not revoke the Waiver and Release:

(A) the Company shall pay to the Executive, in a lump sum in cash or immediately available funds within 10 days after the Date of Termination, the Executive’s full base salary and vacation pay (for vacation not taken) accrued but unpaid through the Date of Termination at the rate in effect at the time of the termination; and

(B) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts (including any bonus or non-equity incentive compensation for any completed year prior to the Date of Termination) or benefits required to be paid or provided at such time under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

The amounts and benefits described in sub-paragraphs (A) and (B) shall be hereinafter referred to as the “Accrued Obligations.”

(ii) Subject to the Executive’s execution of the Waiver and Release and the effectiveness thereof (including the expiration of any applicable revocation period, without the Executive’s having revoked the Waiver and Release) within 30 days after the Date of Termination (the “Release Effectiveness Date”) the Company shall pay to the Executive, in a lump sum in cash or immediately available funds on the thirtieth (30th) day after the Release Effectiveness Date, a severance payment in an amount equal to two times the Executive’s “Annual Compensation.”  For purposes of this Agreement, “Annual Compensation” shall be an amount equal to the sum of (x) the Executive’s annual base salary from the Company at the rate in effect on the Date of Termination, plus (y) an amount equal to the percentage of base salary that was paid to Executive as a cash bonus in the fiscal year of the Company ended before the Date of Termination multiplied by Executive’s then current base salary.

(b) Cause; Without Good Reason.  If the Executive’s employment shall be terminated for Cause or if the Executive terminates employment during the Term other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations.  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash on the thirtieth (30th) day after the Date of Termination.

6. Covenants as to Confidential Information and Competitive Conduct.

(a) The Executive hereby acknowledges and agrees as follows: this Section 6 is necessary for the protection of the legitimate business interests of the Company; the restrictions contained in this Section 6 with regard to geographical scope, length of term, and types of restricted activities are reasonable; the Executive has received adequate and valuable consideration for entering into this Agreement; and the Executive’s expertise and capabilities are such that her obligations hereunder and the enforcement hereof by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

(b) The Executive agrees that the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of herself or of any person, corporation, or other entity other than the Company:

(i) any nonpublic information concerning any financial, accounting or tax matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties, or

(ii) any proprietary management, operational, trade, technical, or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties,

which has not been published and is not generally known outside of the Company.  The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information which is the exclusive property of the Company.

(c) From the date of this Agreement and continuing for a period of two years after the Date of Termination (the “Restrictive Period”), the Executive shall not, directly or indirectly solicit or hire or attempt to solicit or hire any employee of the Company or its subsidiaries or affiliated or related parties, or induce or encourage any such employee to terminate their employment with the Company or its affiliated or entities.

In the event the Executive violates any of the provisions contained in this Section 6, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company.

(d) The Executive acknowledges and agrees that any breach of this Section 6 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law.  In the event of any breach of this Section 6 by the Executive, the Company shall be entitled to immediately cease to pay or provide the Executive any compensation or benefit being or to be paid or provided to the Executive pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 6.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

7. Cooperation.  Executive agrees to use her commercially reasonable efforts to assist, advise and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during her employment with the Company, subject to the Executive’s availability given her employment obligations, if any, and personal obligations at that time.  The Executive shall furnish such assistance, advice, or cooperation to the Company as the Company shall reasonably request and as is within the Executive’s reasonable capability.  Such assistance, advice, and cooperation may include, but shall not be limited to, the preparation for, or the conduct of, any litigation, investigation, or proceeding involving matters or events which occurred during the Executive’s employment by the Company as to which the Executive’s knowledge or testimony may be important to the Company.  In connection with the preparation for, or the conduct of such litigation, investigation, or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in her possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding.  If and to the extent that the Company requests that the Executive attend a meeting, deposition, or trial, the Company shall pay or reimburse the Executive for her travel expenses reasonably incurred in the course of providing such cooperation.  The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such expenses were incurred.

8. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9. Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or successor(s) in interest.  The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment.  Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 11(b).  This Section 10(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mandy M . Pope
c/o Parkway Properties, Inc.
One Jackson Place, Suite 1000
188 East Capitol Street
Jackson, MS, 39201  39157

If to the Company:

Parkway Properties, Inc.
One Jackson Place, Suite 1000
188 East Capitol Street
Jackson, MS, 39201  39157
Attn:  Executive Vice President of People

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The Executive represents that she has conferred with counsel and has been advised, and believes in good faith, that the six (6) month delay required for “specified employees” pursuant to section 409A of the Internal Revenue Code of 1986, as amended, does not apply to the payments provided hereunder because such payments do not constitute “deferred compensation” within the meaning of section 409A.  Executive acknowledges and agrees that she shall be solely responsible for any additional taxes, penalty or interest that may be imposed by section 409A of the Code on any such payments and or benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2(a) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, therefore, the Executive’s employment may be terminated by either the Executive or the Company at any time.  From and after the Date of Termination, this Agreement shall become effective, and shall replace and supercede any existing employment agreement between the Company and the Executive, to the extent its terms are more advantageous to the Executive; provided, however, that any covenants contained in any prior agreement between Executive and the Company restricting Executive’s ability to compete with or to solicit the employees, clients or customers of the Company, or to use or disclose any Confidential Information (as that term may defined in any such agreement), shall remain in full force and effect; and further provided, that upon Executive’s termination of employment following a change in control (as defined in any applicable change in control agreement between Executive and the Company) Executive shall be entitled to the greater of the benefits Executive is otherwise entitled to under this Agreement or the benefits Executive is entitled to pursuant to the terms of such change in control agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

THE EXECUTIVE:

/s/ Mandy M. Pope
Mandy M. Pope

THE COMPANY:

PARKWAY PROPERTIES, INC.

By: /s/ Warren Speed
Warren Speed, Executive Vice President of People